Exhibit 99.1

ITG RELEASES SEPTEMBER 2015 U.S. TRADING VOLUMES

ITG RELEASES OCTOBER 2015 U.S. TRADING VOLUMES

NEW YORK, November 9, 2015 — ITG (NYSE: ITG), a leading independent execution broker and financial technology provider, today announced that October 2015 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 122 million shares. This compares to 2.6 billion shares and ADV of 122 million shares in September 2015 and 4.7 billion shares and ADV of 206 million shares in October 2014. There were 22 trading days in October 2015, 21 trading days in September 2015 and 23 trading days in October 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

October 2015	22	2,682,424,089	121,928,368	47,033,895	269	8,346,850	17,023	34,010

Year-to-Date:	210	35,572,386,579	169,392,317	80,123,671	261	12,990,890	15,633	33,662

*Excluding shares crossed through POSIT Alert from ITG algorithms

During October 2015, overall average revenue per share increased more than 10% compared to the level in the third quarter of 2015, due in part to an increase in trading volume from buyside clients. Average daily volume during the last week in October was approximately 10% higher than the average for the full month.

International Trading Activity

The average daily trading commissions in October 2015 in ITG’s Canadian, European and Asia Pacific businesses were up a combined 2% compared to the third quarter of 2015 and were up 20% over the average from August and September 2015.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and financial technology provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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